Exhibit 99.1

Press Release

iBEAM COMPLETES ACQUISITION OF NEXTVENUE

Leading Streaming Media Network Now Offers Expanded Corporate and Financial Solutions, While Maintaining Leadership in Entertainment Market

SUNNYVALE, Calif., Oct. 4, 2000 - iBEAM Broadcasting* Corp. (NASDAQ: IBEM), the leading global streaming media network (SMN), today announced that it has completed its acquisition of NextVenue Inc., a provider of streaming media services to the financial community and corporate markets.

The transaction closed on Oct. 3, 2000, in consideration of 21,621,621 shares of iBEAM common stock and employee options for iBEAM common stock, which represents approximately 17 percent ownership in the combined company.

With the purchase of NextVenue, which provides the financial services market with end-to-end streaming solutions, such as virtual road shows, multimedia and interactive analyst reports and more, iBEAM expands the offerings it already provides to the corporate and financial markets. The deal continues an aggressive move into the corporate space for iBEAM, still a leader in streaming entertainment content.

iBEAM also inherits an impressive client list from NextVenue, including Morgan Stanley Dean Witter, Charles Schwab, Goldman Sachs, Merrill Lynch, Salomon Smith Barney and Citigroup. iBEAM's new combined customer count now totals over 400 major entertainment, corporate and financial services organizations.

"The entertainment space is and always will be a key part of any streaming media network's business," said Peter Desnoes, president and CEO of iBEAM. "But with more and more corporations, especially those in the financial sector, recognizing what streaming media can do for their business, an SMN must offer services to the corporate and financial world in order to be a true leader. Our acquisition of NextVenue provides us with expanded services for these markets and helps us establish solid relationships with many of the financial world's key firms."

NextVenue is a pioneer in Webcasting. Its services include the broadcast of video and audio, synchronized with graphics, presentation slides, two-way chat and other rich media over the Web. A successor to the CNBC/Dow Jones Business Video joint venture created by Microsoft, NBC and Dow Jones in 1995, NextVenue initially focused on using streaming media for delivering business critical information in a timely, cost-effective manner to financial professionals and their clients. NextVenue also provides corporate clients, such as General Electric and Merck, with Webcast solutions for a range of business applications.

"In entering this acquisition, I wanted to make certain, for my customers and employees, that I was teaming with a company that had an impressive record of customer service, that understood the streaming media needs of the financial and corporate sectors and had the ability to provide solutions via a crisp, global network," said Nick Balletta, CEO of NextVenue and now iBEAM's senior vice president and general manager of corporate services. "iBEAM clearly satisfied those criteria. What we've created together is a streaming media network that shows media companies, financial institutions, and the Fortune 1000 how the Internet and streaming media can help them generate revenue, increase Web site traffic, and save money."

About iBEAM Broadcasting Corp.

iBEAM Broadcasting* Corp. (NASDAQ: IBEM) offers streaming media distribution, revenue-producing applications, and interactive Webcasting services to major media companies, corporations, and financial services providers. iBEAM is leading the future of streaming media through its focus on customer care and improving its customers' businesses. iBEAM's On-Target* ad insertion technology and Activecast* interactive Webcasting capabilities create value for companies who use streaming media. iBEAM currently delivers nearly 60 million streams per month across its network of high-performance servers located in more than 150 networks around the world, connected by satellite, and augmented with fiber optic cable. More than 400 innovative companies use iBEAM, including media and corporate leaders Sony Music Entertainment, MSNBC.com, LAUNCH.com, and IBM/Lotus Development Corporation.

iBEAM was founded in 1998. For more information about iBEAM's services, visit www.ibeam.com, or contact the company at 645 Almanor, Suite 100, Sunnyvale, CA 94086, telephone 408-523-1600.

iBEAM's Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
The statements contained in this release relating the benefits to be derived from the acquisition of NextVenue, iBEAM's expected financial services product offerings and revenues, and the deployment of iBEAM's streaming media services to the market are forward-looking statements. Actual results may differ materially from those anticipated in any forward-looking statement as a result of certain risks and uncertainties, including, without limitation, the early stage of iBEAM's operating history and the industry for Internet broadcast services, iBEAM's ability to build its network to the edge of the Internet, iBEAM's ability to manage its expansion and raise additional capital and the complexity of iBEAM's broadcast network, the desirability of iBEAM's new and existing products and services in the market. For other risks and uncertainties applicable to iBEAM's business, investors are encouraged to refer to iBEAM's S-1 Registration Statement, as amended and filed in connection with iBEAM's recent initial public offering.

Contacts:

Angela Jones	Dave Reddy
iBEAM Broadcasting Corp.	Miller/Shandwick Technologies

(408) 523-1622	(650) 532-4013
angela@ibeam.com	dreddy@miller.shandwick.com